Exhibit 5.1

May 14, 2013

Suburban Propane Partners, L.P.

One Suburban Plaza

240 Route 10 West

Whippany, NJ 07981

Ladies and Gentlemen:

We have acted as special counsel for Suburban Propane Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated May 14, 2013 (the “Prospectus Supplement”), to the prospectus, dated August 7, 2012, included as part of a registration statement (the “Registration Statement”) on Form S-3 (No. 333-183124) relating to the offer and sale by the Partnership of up to 3,105,000 units (including 405,000 units being offered pursuant to the exercise of the underwriters’ option) (the “Common Units”) representing limited partner interests in the Partnership.

As such counsel, we have participated in the preparation of the Prospectus Supplement and the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the Amended and Restated Certificate of Limited Partnership of the Partnership, filed May 26, 1999, as amended by the Certificate of Correction of Certificate of Amendment, filed July 24, 2006 (the “Certificate”) with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership; (ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 19, 2006, as amended as of July 31, 2007 (the “Partnership Agreement”); (iii) resolutions of the Board of Supervisors of the Partnership, dated April 23, 2013; (iv) that certain Underwriting Agreement, dated May 14, 2013, by and among the Company and underwriters thereto; (v) the Registration Statement, together with the exhibits filed as a part thereof and including any documents incorporated by reference therein; (vi) the Prospectus included in the Registration Statement (the “Prospectus”); (vii) the Prospectus Supplement; and (viii) such other documents and instruments as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units, when issued in accordance with the provisions of the Partnership Agreement and distributed in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership and upon payment of the consideration thereof or provided for therein, then the Common Units will be validly issued, and holders of the Common Units will have no obligation to make payments for their acquisition of the Common Units or contributions to the Partnership or its creditors solely by reason of their ownership of the Common Units.

The opinions expressed herein are qualified in the following respects:

(1) We have assumed (i) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies as we considered necessary or appropriate for enabling us to express the opinion set forth above and (ii) that each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

(2) This opinion is based upon and expressly limited to the Delaware Revised Uniform Limited Partnership Act and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect, of the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP